Exhibit 10.8

Amended and Restated Exclusive Consultation and Service Agreement

This Amended and Restated Exclusive Consultation and Service Agreement (this “Agreement”) is made and entered into on [Date] by and between:

Hangzhou Shiqu Information and Technology Co., Ltd. (“Party A”)

Address: 1001, Building 1, Zheshang Fortune Center, Xihu District, Hangzhou

[Name of VIE] (“Party B”)

Address:

Whereas:

1.

Party A is a wholly foreign-owned enterprise established in Hangzhou, People’s Republic of China (For the purpose of this Agreement, Hongkong, Macao and Taiwan excluded, hereinafter referred to as the “PRC”), and has necessary resources and sufficient experience for technical and consulting services and providing professional technical and consulting services;

2.

Party B is a limited liability company established in [Name of City], PRC with domestic capital, is inclined to developing technology, improving management, increasing and consolidating its market position;

3.	Party A is willing to provide Party B technical and consulting services, and Party B is willing to receive such services provided by Party B.

Now, therefore, through mutual discussion and based on the principle of equality and mutual benefit, the Parties have reached the following agreements:

Article 1 Technical and Consulting Services; Sole and Exclusive Rights and Interests

1.1

The Party A agrees to provide services in relation to technical and consulting (please see Exhibit A for the specific content thereof) to the Party B as the exclusive technical and consulting service provider of the Party B in accordance with the terms and conditions set forth herein during the term of this Agreement.

1.2

The Party B agrees to accept the technical and consulting services provided by the Party A, and shall provide Party A with the appropriate coordination, including but not limited to provide the relevant data, necessary technical requirements, instructions, and etc., to complete the work. The Party B further agrees that, without prior written consent of the Party A, during the term of this Agreement, the Party B shall not accept any technical or consulting services of such matters under this Agreement above that are provided by any third parties. And the Party B also shall not be authorized or transferred any technical or consulting services identical or similar to such services or improvement that are provided by any third party, unless such licensed or transferred with Party A’s prior written permission.

1.3

Party A shall exclusively own any and all rights, ownership, interests and intellectual property rights (including but not limited to copyrights, patents,, technical secrets, trade secrets and others) arising from the performance of this Agreement, whether it is developed by Party A or developed by Party B based on Party A’s intellectual property rights or developed by Party A based on Party B’s intellectual property rights, and Party B shall not claim for any rights, ownership, interests and intellectual property rights to Party A. The Parties agree that this clause shall survive any amendments, dissolution or termination of this Agreement.

1.4

Party B shall transfer all intellectual property rights (including copyright and rights related to database) developed based on Party A’s application software or other auxiliary methods created, developed, or commissioned by Party B to Party A. Party B shall sign further documents and take further actions as Party A reasonably requires from time to time to transfer the ownership, rights or interests of any such intellectual property rights to Party A, and/or perfecting the protections of any such intellectual property rights for Party A.

1.5

Party B promises to obtain the prior written consent of Party A if it plans to cooperate with other enterprises in any business. In addition, Party A or its affiliated company has the right of first refusal under the same conditions. Party A authorizes Party B to use other registered or unregistered application software owned by Party A, which is not exclusive and shall not be transferable and shall not be authorized again.

Article 2 Obligations of the Parties

2.1	Obligations of the Party A

Party A agrees to provide timely technical and consulting services to Party B in accordance with this Agreement within the term of this Agreement.

2.2	Obligations of the Party B

2.2.1

Party B agrees to calculate the service fees of technical and consulting services under this Agreement (“Service Fees”) based on the form listed in Exhibit B, and shall pay to Party A in a timely manner.

2.2.2	Party B shall accept and use the technology and consulting services provided by Party A in an appropriate and reasonable manner.

2.2.3	Party B shall timely notify the Party A in case that any events affect the normal operation of the Party B.

2.2.4	The Party B hereby authorizes the Party A or any person authorized by Party A to enter into the premises or other place of business of the Party B within reasonable time.

2.2.5

Party B shall not take, and shall procure other third parties not to take, any action which may produce any adverse effect on the Party A’s ownership or intellectual property rights generated by the services provided hereunder.

2.2.6

Party B shall be responsible for all relevant approvals and permits required for Party A as required by relevant government if necessary to fulfil Party A’s obligations under this Agreement (if necessary).

2.2.7

Party B shall provide Party A with Party B’s quarterly financial reports, documents, accounts, records, data and so on within the 5 business days after the end of each quarter, so that Party A can audit the accounts of Party B and determine the amount of the Service Fees.

Article 3 Representations and Warranties

3.1	The Party A hereby represents and warrants as follows:

3.1.1	Party A is a company duly incorporated and validly existing under the PRC laws;

3.1.2

Party A’s execution and performance of this Agreement is within its corporate power and scope of business; it has taken all necessary corporate actions and given proper authorizations and has obtained consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance of this Agreement does not violate any restrictions in law or otherwise binding or having an impact on it;

3.1.3	Once executed, this Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against Party A in accordance with the provisions of this Agreement.

3.2	The Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly incorporated and validly existing under the PRC laws.

3.2.2

Its execution and performance of this Agreement is within its corporate power and scope of business; it has taken all necessary corporate actions and given proper authorizations and has obtained consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance of this Agreement does not violate any restrictions in law or otherwise binding or having an impact on it.

3.2.3	Once executed, this Agreement constitutes Party B’s legal, valid and binding obligations, enforceable against Party B in accordance with the provisions of this Agreement.

Article 4 Confidentiality

4.1

The Party B agrees to make efforts to take all reasonable confidentiality measures to keep confidential any confidential data and information (“Confidential Information”) acquired or accessed to through acceptance of the exclusive consulting and services provided by the Party A. Without prior written consent of the Party A, the Party B shall not disclose, give or transfer such Confidential Information to any third party. Upon termination of this Agreement, the Party B shall at the request of the Party A return the Confidential Information to the Party A, or destroy, any document, data or software carrying the Confidential Information, and delete any Confidential Information from any relevant memory device and cease the use of such Confidential Information. Party B shall take necessary measures to disclose the confidential information to the staff, agents or professional advisers of the Party B, and procure the staff, agents or professional advisers of Party B to comply with the confidentiality obligations under this Agreement.

4.2	The above restrictions do not apply to:

4.2.1	Information has been generally available to the public at the time of disclosure;

4.2.2	become the general information available to the public after it has been disclosed, not as a result of any misconduct of Party B;

4.2.3	possessed by Party B prior to the disclosure and not directly or indirectly obtained from Party A, Party A affiliates or its shareholders and ultimate shareholders as proved by Party B;

4.2.4

In accordance with the legal requirements, Party B is obliged to disclose to the relevant government departments, stock exchange agencies, etc., or Party B will disclose the above confidential information to its direct legal advisers and financial advisers for their normal operation, but the premise is that Party B should encourage its legal advisers and financial advisers to abide by the obligations of confidentiality under these terms as well.

4.3	The Parties agree that this Article shall continue to be valid irrespective of the changing, dissolution or termination of this Agreement.

Article 5 Breach

5.1

Party B shall be deemed to breach this Agreement, where it breaches any terms and conditions of this Agreement or fails to comply with its obligations under this Agreement in a timely manner. Party A may send a written notice to party B, requiring it to make rectifications in time and take measures to eliminate the consequences of such default in a timely and effective manner, and to compensate Party A for the losses suffered by it due to the breach according to applicable laws and this Agreement.

5.2

Party A holds that Party A’s obligations under this Agreement are not feasible or unfair according to its reasonable and objective judgment where Party B breaches this Agreement, Party A may notify Party B in writing that Party A will temporarily suspend the performance of its obligations under this Agreement until Party B ceases its breach and takes effective measures to rectify the consequences of the breach. In addition, Party B shall compensate Party A for the losses suffered by Party A as a result of the breach in accordance with applicable laws and the terms and conditions of this Agreement.

5.3

Any waiver on the part of any Party of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. No delay or omission to exercise any right or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement shall be construed to be a waiver of any breach or default. The exercise of part of rights or remedies shall not be impeded the exercise of any other rights or remedies.

5.4

Party B shall fully compensate Party A for any and all losses, damages, duties and expenses resulting from any litigation, compensation, or other claims against Party A occurred by or as a result of the content of the technology and consulting services provided by Party B and exempt Party A from any damages.

5.5

The damages suffered by Party A could be compensated by Party B under this section include all direct economic losses, any foreseeable reasonable indirect economic losses, and related costs incurred therefrom, including but not limited to attorney fees, litigation fees, arbitration fees and travel expenses.

5.6

Party B acknowledges and agrees, if it violates any of the obligations under this Agreement, such breach may cause irreparable damage to Party A and Party B’s compensation under the law and/or this Agreement may not be sufficient. In addition to the remedies provided for in this Agreement and the applicable law, Party A shall have the right to request Party B to continue to fulfill its obligations under this Agreement in the event of any such breach or anticipatory breach of contract.

5.7	The effectiveness of this Article shall not be affected by termination or dissolution of this Agreement.

Article 6 Effectiveness and Term

6.1

This Agreement shall become effective upon the execution by the Parties. The term of this Agreement shall be ten (10) years, unless terminated before the expiration date in accordance with the terms of this Agreement or relevant agreement otherwise agreed by the Parties.

6.2

The term of this Agreement shall be automatically extended for another ten (10) years upon the expiration, unless Party A deliver a written notice three (3) months in advance stating that there would be no extension.

Article 7 Changing and Termination

7.1

Any amendments to this Agreement shall be signed by both Parties. Otherwise, such amendments to this Agreement shall not be binding. This Agreement shall be terminated on the expiration date unless renewed in accordance with terms and conditions of this Agreement.

7.2

During the term of this Agreement, Party B shall not terminate this Agreement before the expiration date. Notwithstanding the foregoing, Party A may at any time send a written notice to Party B thirty (30) days in advance to terminate this Agreement. If Party A’s termination is caused by Party B’s reasons, Party B shall indemnify Party A for all losses resulting from such termination and shall pay the relevant Service Fees for service that has been delivered by Party A under this Agreement.

7.3	Rights and obligations of the Parties under Article 1.3, Article 4 and Article 5 shall survive upon termination of this Agreement.

7.4

Amendments and the termination to the Agreement shall not affect the Parties’ right to claim damages. The party responsible for the loss caused by any amendments or the termination to the Agreement shall be liable for compensation to the other party, unless the liability is exempted by applicable laws and regulations.

Article 8 Dispute Resolution

8.1

When a dispute arises between the Parties regarding the interpretation and performance of the terms and conditions of this Agreement, the Parties shall first resolve the dispute through friendly negotiation. If the Parties fail to settle the dispute within sixty (60) days after the receipt of the notice of the other Party’s request for initiation of negotiation, or within a longer period agreed upon by both Parties, either Party may submit the relevant dispute to Shanghai Arbitration Commission for arbitration in Shanghai in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration language is Chinese. The arbitration award shall be final and legally binding upon the Parties. The provisions of this article are not affected by the termination or dissolution of this Agreement.

8.2	In addition to disputes between the Parties, the Parties should continue to perform their obligations respectively in accordance with the terms and conditions of this Agreement in good faith.

Article 9 Force Majeure

9.1

A “Force Majeure Event” refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to acts of government, nature disasters, fire, explosion, windstorm, flooding, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. The affected Party who seeks to be exempted from the performance obligation under this Agreement shall inform the other Party, without delay, of the exemption of obligation and the steps that shall have been taken to complete performance.

9.2

When the performance of this Agreement is delayed or hindered by the “force majeure” in the preceding definition, the Party affected by the force majeure shall not be liable for any responsibility for this Agreement within the scope of the delay or hindrance. The Party affected by force majeure shall take appropriate measures to reduce or eliminate the effect of the force majeure, and should use its best efforts to restore the performance of the obligation delayed or hindered by the force majeure. Once the Force Majeure Event are eliminated, each Party agrees to use its best efforts to resume the performance of this Agreement.

Article 10 Notices

10.1

Notices issued by the Parties hereto for the performance of their rights and obligations under this Agreement shall be made in written and sent by personal delivery, registered mail, prepaid postage, authorized courier service, or facsimile to the relevant Party at the time of the valid address.

10.2	Notices and letters in the following situations shall be deemed to be delivered to:

10.2.1

Notices given by fax shall be deemed effectively given on the date of the recording on the fax, but when the fax is later than 5 p.m. or on the non-working day of the delivery place, the effectively date shall be the date of the next working day, which is recorded on the date of the display;

10.2.2	Notices given by personal delivery (including EMS) shall be deemed effectively given on the date of receipt;

10.2.3	Notices given by registered mail shall be deemed effectively given on the date of 15 days after the date of receipt.

Article 11 Assignment

Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party. Party A may assign its obligations and rights under this Agreement to any third party without Party B’s consent, but shall notify Party B the transfer in question.

Article 12 Severability

If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply and will not affect the legal validity of other provisions of this Agreement.

Article 13 Amendment and Supplement

The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

Article 14 Waiver

No delay or omission to exercise any right, power or privilege by any Party under this Agreement shall not be construed to be a waiver of any such right, power or privilege ring, unless this Agreement stipulates otherwise. Any Party separately or partially exercising its rights, powers or privileges under this Agreement does not exclude the exercise of other rights, powers or privileges under this Agreement.

Article 15 Jurisdiction

The execution, validity, performance and interpretation of this Agreement and the dispute resolution shall be governed and interpreted by the PRC laws and regulations.

Article 16 Miscellaneous

16.1	This Agreement shall be made in duplicate, and each has the equal legal effect.

16.2	This Agreement and its exhibits constitute an entire agreement of the Parties regarding this Agreement on the effective date of this Agreement.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]

[Signature Page to Amended and Restated Exclusive Consultation and Service Agreement]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

Party A: Hangzhou Shiqu Information and Technology Co., Ltd.

(Seal: /s/ Hangzhou Shiqu Information and Technology Co., Ltd.)

Party B: [Name of VIE]

(Seal: /s/ [Name of VIE])

Schedule of Material Differences

One or more persons entered into an amended and restated consultation and service agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE	Name of City	Date
1.	Hangzhou Juangua Network Co., Ltd.	Hangzhou	July 18, 2018
2.	Beijing Meilishikong Network and Technology Co., Ltd.	Beijing	August 20, 2017